Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 14, 2019, with respect to the combined financial statements of Cornerstar BBQ, Inc., Larkridge BBQ, Inc., Quebec Square BBQ, Inc., and Razorback BBQ, Inc., subsidiaries of Legendary BBQ, Inc. for the year ended December 24, 2017 included in the Current Report on Form 8-K/A of Famous Dave’s of America, Inc.  We consent to the incorporation by reference of said report in the Registration Statements of Famous Dave’s of America, Inc. on Forms S-3 (File No. 333-224919, File No. 333-86358, File No. 333-73504, File No. 333-65428, File No. 333-54562, File No. 333-48492, and File No. 333-95311) and on Forms S-8 (File No. 333-226816, File No. 333-208261, File No. 333-204015, File No. 333-176278, File No. 333-124985, and File No. 333-88930).

/s/ Lurie, LLP

Minneapolis, Minnesota

May 14, 2019